Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-222126) pertaining to the 2008 Equity and Performance Incentive Plan and 2017 Equity Incentive Plan of BEST Inc.,
(2)	Registration Statement (Form S-8 No. 333-237744) pertaining to 2017 Equity Incentive Plan of BEST Inc., and
(3)	Registration Statement (Form S-8 No. 333-263062) pertaining to 2017 Equity Incentive Plan of BEST Inc.;

of our report dated April 21, 2023, with respect to the consolidated financial statements of BEST Inc. included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

April 21, 2023